                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
AgriBioTech, Inc.:


     We consent to incorporation by reference in the registration statements Nos. 333-33367, 333-13953, 333-47637, 333-61127 and 333-66145 on Form S-3, No.
333-61097 on Form S-4 and Nos. 333-07123, 333-9336 and 333-9330 on Form S-8 of
AgriBioTech, Inc. of our report dated October 28, 1998, with respect to the balance sheets of Allied Seed Company, Inc. (a Division of Agway, Inc.) as of June 30, 1998 and 1997 and the related statements of income and division equity and cash flows for each of the years in the two-year period ended June 30, 1998, which report appears in the Form 8-K of AgriBioTech, Inc. dated August 28, 1998.



                                                           KPMG Peat Marwick LLP


Albuquerque, New Mexico
November 10, 1998